Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-k(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the securities of ECD Automotive Design, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 18th day of February, 2025.

Date: February 18, 2025

/s/ Scott Malcolm Wallace
Scott Malcolm Wallace

The Scott Malcolm Wallace Revocable Trust, Dated December 20, 2017

By:	/s/ Scott Malcolm Wallace
Name:	Scott Malcolm Wallace
Title:	Trustee